EXHIBIT 3.8(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

CB/TCC HOLDINGS LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CB/TCC Holdings LLC is made as of December 6, 2006, by CB Richard Ellis Services, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Initial Member”).

The Initial Member hereby duly adopts this Agreement for this limited liability company in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”) as follows:

1. Name; Certificate of Formation. The name of the limited liability company is CB/TCC Holdings LLC (the “Company”). The Certificate of Formation of the Company dated December 6, 2006, was filed in the office of the Secretary of State of the State of Delaware on December 6, 2006.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Member Percentages; Additional Members. The percentage interests of each Member in the Company (the “Membership Interests”) are set forth on Schedule A hereto. Additional members in the Company (collectively with the Initial Member, the “Members”) may be admitted only with the consent of the Initial Member. In the event the Initial Member assigns all of its Membership Interests to another Member and withdraws as Initial Member, but consents to the continuation of the Company after such withdrawal as provided in Section 8 hereof, the Member which has been assigned such Membership Interests shall upon such assignment become the “Initial Member” for all purposes hereof.

4. Designated Agent for Service of Process. The Company shall maintain a registered office and a designated and duly qualified agent for the service of process on the Company in the State of Delaware.

5. Officers. The Initial Member hereby appoints the following named persons to be officers of the Company (the “Officers”) and to serve with the title indicated:

NAME	TITLE

W. Brett White	President
Laurence H. Midler	Vice President and Secretary
Kenneth Kay	Vice President and Treasurer

6. Powers. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Each of the Officers are hereby each designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, and all actions previously taken by each of the Officers in connection with any of the forgoing are hereby approved, ratified and confirmed in all respects.

7. Management. The Initial Member shall have the exclusive right to manage the business and affairs of the Company and may delegate such management rights, powers, duties and responsibilities to one or more Officers or such other person or persons designated by them as they may determine, provided that such delegation by the Initial Member shall not cause the Initial Member to cease being a Member. Pursuant to its discretion to do so under this Section 7, the Initial Member hereby delegates to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company. Notwithstanding the foregoing delegation of power, no Officer shall have the authority to make any distributions or sell any assets of the Company without the consent of the Member.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Initial Member, (b) the retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of any Member or the occurrence of any other event which terminates the continued membership of the Initial Member in the Company unless the business of the Company is continued by consent of the Initial Member within 90 days following the occurrence of any such event, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9. Capital Contributions. The Members shall make capital contributions to the Company from time to time, in cash, securities or other property, in amounts and at times as determined by the Initial Member, and in proportion to their Membership Interests.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated among the Members in proportion to their respective Membership Interests.

11. Distributions. Distributions shall be made to the Members at the times and in the amounts determined by the Initial Member. Such distributions shall be allocated among the Members in proportion to their respective Membership Interests.

12. Assignments. No Member may assign in whole or in part its Membership Interests without the consent of the Initial Member, which consent may be granted or withheld in such Initial Member’s sole and absolute discretion.

13. Resignation. No Member may resign from the Company without the consent of the Initial Member; provided, however, that the Initial Member may resign from the Company, thereby causing its dissolution unless the Company is continued as provided in Section 8 hereof, without the consent of any other Member.

14. Liability of Member; Indemnification. The Members shall not have any liability to the Company, any other Members or any third party for the obligations or liabilities of the Company except to the extent required by the Act. The Company shall, to the full extent permitted by applicable law, indemnify and hold harmless each Member and each Officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which such Member or such Officer shall be threatened by reason of its being a Member or Officer or while acting as a Member or Officer on behalf of the Company or in its interest

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

16. Amendment. This Agreement may only be amended by a writing duly signed by the Initial Member, except that any such amendment that directly and materially affects any Member shall require the consent of each such Member so affected.

17. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

18. Entire Agreement. This Agreement constitutes the entire agreement among the Members and supersedes all prior agreements and understandings among the Members with respect to the matters contemplated hereby. There are no restrictions, warranties, covenants, agreements, promises or undertakings other than those expressly set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

CB RICHARD ELLIS SERVICES, INC.

By:	/s/ Brian D. McAllister
Name: Brian D. McAllister
Title: Senior Vice President

Schedule A

Membership Interests

Member CB Richard Ellis Services, Inc. 100 N. Sepulveda Boulevard Suite 1050 El Segundo, California 90245	Membership Interests 100%